Exhibit 23.5

Consent of Independent Accountants

The Board of Directors

Apple REIT Six, Inc.

Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Six, Inc.:

(1)	the use of our report dated July 16, 2004 with respect to the balance sheets of GBI of South Carolina, LLC as of December 31, 2003 and 2002, and the related statements of income, member’s equity and cash flows for the years then ended

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia

July 28, 2004